KEYSTONE

PURCHASE AND SALE AGREEMENT, AS AMENDED AND RESTATED

BETWEEN:

NEVADA GOLD VENTURES, LLC;

AMERICAS GOLD EXPLORATION, INC.;

U.S. GOLD CORP.;

AND

U.S. GOLD ACQUISITION CORPORATION,

DATED MAY 25, 2016

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KEYSTONE PURCHASE AND SALE AGREEMENT

AS AMENDED AND RESTATED

THIS KEYSTONE PURCHASE AND SALE AGREEMENT, AS AMENDED AND RESTATED (the "**Agreement**"), is made and entered into this 25th day of May, 2016 (the "**Effective Date**"), by and among Nevada Gold Ventures, LLC, a Nevada limited liability company ("**Nevada Gold**"), and Americas Gold Exploration, Inc., a Nevada corporation ("**Americas Gold**") (each of Nevada Gold and Americas Gold may be referred to herein as a "**Seller**" and together they may be referred to herein as the "**Sellers**"); and U.S. Gold Corp., a Nevada corporation ("**U.S. Gold**"), and U.S. Gold Acquisition Corporation, a Nevada corporation (hereinafter either "**U.S.GAC**" or "**Buyer**"). Each of U.S. Gold, Buyer and Sellers is a "**Party**," and U.S. Gold, Buyer and Sellers together are the "**Parties**."

RECITALS

A. WHEREAS, each Seller owns certain mining claims related to a gold development project located in Eureka County, Nevada, which claims are set forth on **Exhibit "A"** attached hereto and made a part hereof (the "**Keystone Property**").

B. WHEREAS, the Sellers desire to sell and the Buyer desires to purchase all right, title and interest in the Keystone Property described and defined herein upon the terms and conditions set forth in this Agreement.

C. WHEREAS, on April 11, 2016, Sellers and U.S. Gold entered into that certain Keystone Purchase and Sale Agreement ("Agreement") for U.S. Gold's purchase of each of Seller's interests in and to certain unpatented mining claims collectively known as the Keystone Property, located in Eureka County, Nevada ("Keystone Property").

D. WHEREAS, since the execution of the Agreement, U.S. Gold has elected to purchase and take title to the Keystone Property under U.S.GAC, a subsidiary of U.S. Gold.

E. WHEREAS, the Parties hereby desire to amend the Agreement to acknowledge and agree that U.S.GAC shall be considered the sole buyer under the Agreement; that U.S.GAC shall be solely liable for all covenants, warranties and representations made in the Agreement, unless otherwise stated herein; and, that U.S. Gold's liability, obligation and participation in the purchase, exploration, use and development of the Keystone Property shall be limited to only those provisions expressly stated herein.

F. WHEREAS, the Parties further desire to amend the Agreement to reflect and address various Disapproved Title Matters that affect the Keystone Property.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, conditions, and obligations contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Agreement in its entirety, as follows:

ARTICLE 1
DEFINITIONS

The following terms have the meanings specified or referred to in this Article 1:

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Affiliated Group**" means any affiliated group within the meaning of Internal Revenue Code Section 1504(a) or any similar group under a similar provision of state, local or foreign law.

"**Agreement**" has the meaning set forth in the preamble.

"**Area of Interest**" means that area encompassed within intersecting lines drawn parallel to and one (1) mile from the outer boundaries of any portion of the Keystone Property, except for those certain SK 1-28 claims, which Area of Interest shall extend two (2) miles from the outer boundaries of said claims.

"**Assumed Obligations**" has the meaning set forth in Section 2.6

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in Eureka, Nevada are closed for business.

"**Buyer**" has the meaning set forth in the preamble.

"**Buyer's Closing Condition**" has the meaning set forth in Article 3.

"**Buyer's Parties**" has the meaning set forth in Section 3.1.

"**Closing Cash**" has the meaning set forth in Section 2.2.

"**Closing Date**" has the meaning set forth in Section 2.8.

"**Closing Shares**" means that number of shares of U.S. Gold Common Stock to be issued to Sellers at Closing in the amount of 555,000 shares to each Seller.

"**Contracts**" has the meaning set forth in Section 6.8.

"**Direct Claim**" has the meaning set forth in Section 10.4(c).

"**Disapproved Title Matters**" has the meaning set forth in Section 3.3.

"**Disclosure Schedules**" means the Disclosure Schedules delivered by the Sellers and the Buyer concurrently with the execution and delivery of this Agreement, if any.

"**Dollars**" or "**$**" means the lawful currency of the United States.

"**Encumbrance**" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, title defect or other similar encumbrance.

"**Environmental Claim**" means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials; or (c) concerning reclamation or restoration of lands damaged or disturbed by exploration, mining or related activities or operations. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**Environmental Notice**" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"**Environmental Permit**" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"**Excluded Assets**" has the meaning set forth in Section 2.5.

"**Excluded Obligations**" has the meaning set forth in Section 2.7.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Materials**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon (above background levels), radioactive materials or wastes (above background levels), asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"**Indemnified Party**" has the meaning set forth in Section 10.4.

"**Indemnifying Party**" has the meaning set forth in Section 10.4.

"**Inspection Period**" has the meaning set forth in Section 3.1.

"**Keystone Property**" has the meaning set forth in Recital A, and shall further mean all right, title and interest of Sellers in and to or related to any parcel of land, including without limitation, all surface and mineral rights and interests, improvements, fixtures, easements, rights of way, surface use agreements or water rights, and appurtenances, buildings, structures and facilities, whether owned in fee, leased, held by means of unpatented mining claims or mill sites, granted or reserved by easement agreement, license or special use permit, or otherwise acquired or retained by such Seller. Keystone Property includes, without limitation, the minerals, mining claims, and easements, together with all dips, spurs, and angles in and to all the ores, mineral-bearing materials, quartz, rock and earth or other deposits therein or thereon, and in and to all of the rights, privileges and franchises thereto incident, and in and to all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and the rents, issues and profits thereof; and also in and to all the estate, right, title, interest, property, possession, claim and demand whatsoever, in law as well as in equity, of Sellers, of, in or to the premises and every part and parcel thereof, with the appurtenances, including all after acquired title.

"**Knowledge**" means, when referring to the knowledge of each Seller, or any similar phrase or qualification based on knowledge, the actual knowledge of the executive officers of each Seller after due inquiry.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Loss**" or "**Losses**" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees and expert witness fees.

"**Net Revenues**" means the gross revenues received by Buyer from the sale of Valuable Minerals from a smelter, refinery or other ore buyer, after the deduction of smelter and/or refining charges, ore or bullion treatment changes and any penalties, less (a) all costs to Buyer of weighing, sampling, determining moisture content and packaging such Valuable Minerals, and loading and transporting those Valuable Minerals from the mine mouth or the pit to processing facilities and to the point of sale, including insurance and in-transit security costs, (b) marketing costs and commissions, and (c) ad valorem taxes, net proceeds taxes, severance taxes, and any other taxes, charges or assessments (including, without limitation, royalties that may become payable to the federal government). For purposes of calculating net revenues in the event Buyer elects not to sell any portion of any gold and/or silver extracted and produced from the Property, but instead elects to have the final product of any such gold and/or silver credited to or held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the quoted price on the day such gold and/or silver is actually credited to or placed in Buyer's account. The quoted price shall be the price per ounce of gold and/or silver (as the case may be) as quoted on the London Metals Exchange at the London P.M. fix on the day such gold and/or silver is actually credited to or placed in Buyer's account.

"**Permits**" means all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other third party, and any writ, judgment, decree, award, order, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final), required of Sellers for the ownership, operation or use of the Keystone Property.

"**Permitted Encumbrances**" means: (a) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) environmental regulations by any Governmental Authority, except as otherwise provided in ARTICLE 6; (c) all covenants, conditions, restrictions, easements, charges, rights-of-way, title defects or other encumbrances on title and similar matters filed of record in the real property records that do not materially interfere with the exploration, development and operation of the Keystone Property in the ordinary course of business, subject to Section 3.3; or (d) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision, entitlement, and other land use Laws or regulations, except as otherwise provided in ARTICLE 6.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"**Purchase Price**" has the meaning set forth in Section 2.2.

"**Release**" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Royalty**" has the meaning set forth in Section 4.1.

"**Securities Act**" means the U.S. Securities Act of 1933, as amended.

"**Seller**" and "**Sellers**" have the meaning set forth in the preamble.

"**Surety Arrangements**" means bonds, letters of credit, guarantees and other instruments or arrangements securing or guarantying performance of obligations.

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, net proceeds of minerals, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third-Party Claim**" has the meaning set forth in Section 10.4(a).

"**Title Materials**" has the meaning set forth in Section 3.3.

"**UNR Claims**" means those certain twenty-seven (27) unpatented lode mining claims being UNR 5-8, 9-18, 19-22, 37, 39, 41, 43, 45, 47, 79, 81, and 83, as more particularly described on Exhibit "A."

"**U.S. Gold Common Stock**" means shares of U.S. Gold's common stock, par value $0.001 per share.

"**U.S. Gold Financial Statements**" has the meaning set forth in Section 7.5.

"**Valuable Minerals**" has the meaning set forth in Section 4.1(a).

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell and convey, and Buyer shall purchase, the Keystone Property, free and clear of all Encumbrances other than Permitted Encumbrances, for the consideration specified in Section 2.2.

2.2 Purchase Price. The purchase price (the "**Purchase Price**") for the Keystone Property shall be the following: (a) cash payment in the amount of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the "**Closing Cash**"), which shall be paid to the Sellers at Closing by wire transfer of immediately available funds, and (b) the Closing Shares. The Closing Cash amount shall be subject to adjustment for prorations and attorneys' fees pursuant to Section 11.2.

2.3 2016 Equity Incentive Plan. In addition to the Closing Shares, upon the Closing, U.S. Gold shall instruct its authorized representatives to issue to Sellers on the books and records of U.S. Gold's 2016 Equity Incentive Plan ("Employee Stock Option Plan"), in such name as directed by each Seller, (which each Seller shall divide evenly) a five percent (5%) share of the fifteen percent (15%) (being 1/3 of the fifteen percent (15%)) of the aggregate available options to be issued under U.S. Gold's 2016 Equity Incentive Plan. Said 2016 Equity Incentive Plan is attached hereto as Exhibit "B" and incorporated herein.

2.4 Consents. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign all or any portion of the Keystone Property or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and such consent is not obtained. If such a consent is required or if an attempted assignment is ineffective, the applicable Seller shall use commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date and shall cooperate with Buyer in any reasonable arrangement requested by Buyer to provide for Buyer the benefits under any such property until such consent is obtained.

2.5 Excluded Assets. All assets of the Sellers that are not specifically included as part of this transaction, shall be deemed to be an excluded asset for purposes of this Agreement (the "**Excluded Assets**").

2.6 Assumed Obligations. The Buyer shall assume, and agree to pay, perform, fulfill and discharge only those obligations of the Sellers which are required to be performed, and which accrue, after the Closing Date under the Contracts and Permits to the extent such Contracts and Permits, and all rights of Sellers thereunder, are effectively assigned to Buyer, and for which Buyer expressly agrees to assume and perform, on the Closing Date (the "**Assumed Obligations**").

2.7 Excluded Obligations. Except for the Assumed Obligations and other obligations expressly assumed by Buyer in writing at the Closing, Buyer shall not assume or otherwise be liable, or be deemed to have assumed or otherwise be liable, in respect of an liability of the Sellers

or any of its Affiliates whatsoever, including, but not limited to, the following (collectively, the "**Excluded Obligations**"):

(a) Any Tax obligations of the Sellers, including any Taxes on Sellers' income, any Taxes related to any of the shareholders or members of the Sellers and any Taxes that accrue to the Sellers pursuant to Section 8.8;

(b) any debt of the Sellers;

(c) any costs or expenses incurred by the Sellers in connection with this Agreement;

(d) any liability, cost or expense related to the ownership or operation of the business of the Sellers or the ownership of the Keystone Property prior to Closing, including any liabilities, costs or expenses in respect of a breach of or default under any Contracts by the Sellers prior to the Closing, or arising from or related to any violation of Law, breach of warranty, tort or infringement by the Sellers prior to the Closing;

(e) any environmental liabilities or any liabilities related to the Release, disposal, discharge, treatment or storage of Hazardous Materials to the extent the same arises out of any circumstances, events or actions occurring on or prior to the Closing Date;

(f) any liability arising from infringement by the Sellers of intellectual property rights of third parties or breach of contract occurring at any time prior to the Closing Date;

(g) any liability for federal, state, local or foreign income, excise, capital stock, property, payroll, capital gains, gross receipts, transfer, sales, mercantile, value added, capital stock, franchise, net proceeds of minerals taxes, or other taxes;

(h) any liabilities in the nature of indebtedness for borrowed money including, without limitation, bank debt, development bond debt and debt due to the members or the shareholders of the Sellers; and

(i) any and all liabilities to any member or shareholder of the Sellers (in their capacities as such) whether triggered by the transactions contemplated by this Agreement or otherwise.

2.8 Closing. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Keystone Property contemplated by this Agreement (the "**Closing**") shall take place at 10:00 a.m., local time, at the law offices of Marvel & Marvel, Ltd., located in either Elko, Nevada or Reno, Nevada, on or before the thirtieth (30th) calendar day following the last to occur of (a) Buyer's Inspection of Property referenced in Section 3.1; (b) Buyer's receipt of the Sellers' information referenced in Section 3.2; and, (c) the Title Materials referenced in Section 3.3, or at such other time and place as is mutually agreeable to the Parties. The date on which the closing occurs is referred to as the "**Closing Date**."

2.9 Transactions to be Effected at the Closing. At the Closing:

(a) The Buyer and/or U.S. Gold shall deliver to the Sellers:

(i) the Closing Cash in accordance with Section 2.2,

(ii) original share certificates for the Closing Shares;

(iii) a Royalty Deed to Nevada Gold in accordance with Section 4.1 as prepared and approved by Buyer's attorney;

(iv) an assumption agreement, if any, for the Assumed Obligations in form reasonably acceptable to the Buyer; and

(v) all other agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 9.3.

(b) The Sellers shall deliver to the Buyer:

(i) A General Warranty Deed prepared and approved by Buyer's attorney, subject only to the Permitted Exceptions, conveying to Buyer good and marketable title to the Keystone Property ("**Sellers' Deed**");

(ii) appropriate assignments of related property interests in the Keystone Property in recordable form where appropriate;

(iii) such other assignments, bills of sale, or deeds necessary to transfer the Keystone Property to the Buyer;

(iv) a certificate certifying that each Seller is not a foreign person as defined in Treasury Regulation Section 1.445 2(b) and will not be subject to withholding under Section 1445 of the Internal Revenue Code of 1986 with respect to the sale to the Buyer of the Keystone Property in a form that is reasonably acceptable to the Buyer and the Sellers; and

(v) all other agreements, documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 9.2.

ARTICLE 3
BUYER'S CONDITIONS PRECEDENT

Buyer's duty to perform its obligations under this Agreement and purchase the Keystone Property is contingent upon the satisfaction, or waiver or deemed waiver by Buyer, of each of the following conditions precedent ("**Buyer's Closing Condition**"):

3.1 Inspection of Property. Buyer shall have until 5:00 p.m. PT on the ____________ ____________ (___) day from and after the Effective Date (the "**Inspection Period**") to inspect any and all conditions and aspects of the Keystone Property, including, without limitation, the physical and economic feasibility of the Keystone Property for Buyer's intended purposes and use

thereof; the certainty of obtaining all BLM permits, and to give notice to Sellers of its approval or disapproval of the conditions and aspects of the Keystone Property. Sellers hereby grant to Buyer and its agents, employees, consultants, members, contractors and representatives (the "**Buyer Parties**"), the right to enter upon the Keystone Property during the Inspection Period to obtain or make such tests, inspections and analyses as Buyer may require. Buyer hereby agrees to and shall defend, indemnify and hold harmless Sellers, their shareholders, agents, officers, directors and employees from and against all claims and costs, including, without limitation, reasonable attorneys' fees and proceeding costs, solely arising out of or solely in connection with the activities of the Buyer Parties, on or about the Keystone Property, including, without limitation, mechanics' liens; provided, however, that Buyer shall have no responsibility for any pre-existing condition or aspect of the Keystone Property discovered or revealed, but not exacerbated, by Buyer's inspections of the Keystone Property. Buyer shall not authorize, commission or conduct any invasive testing of the Keystone Property without first obtaining the written consent of Sellers, which consent shall not be unreasonably withheld.

3.2 Information and Data. Upon execution of this Agreement, Sellers shall deliver to Buyer all records, data and information in Sellers' possession relating to title and environmental conditions at the Keystone Property, and all maps, surveys, technical reports, drill logs, mine, mill and smelter records, and all metallurgical, geological, geophysical, geochemical and other technical data pertaining to the Keystone Property.

3.3 Title Matters. Within five (5) days of the Effective Date, Buyer shall retain the services of a professional Landman to investigate and review all documents or instruments evidencing the title to the Keystone Property, including all exceptions, reservations, liens and encumbrances on the Keystone Property ("**Title Materials**"). Buyer shall have ten (10) days from Buyer's receipt of the Landman's Title Materials report to notify Sellers of Buyer's objection, if any, to one or more of the Title Materials, exceptions and/or conditions shown or disclosed in the Title Materials. Buyer's failure to notify Sellers of Buyer's objection to any exceptions and/or conditions within such time period shall constitute Buyer's approval of the Title Materials. In the event Buyer objects to any such Title Materials, exceptions or conditions of title (the "**Disapproved Title Matters**") as reflected in the Title Materials, Sellers may, but shall have no obligation to, remove or cure such Disapproved Title Matters within such period as may be mutually agreed upon by the Parties. If Buyer notifies Sellers of any Disapproved Title Matters, then Sellers shall have until 5:00 p.m., PT, on the fifth (5th) day after Sellers' receipt of such notice to advise Buyer in writing that: (i) Sellers shall use their reasonable efforts to either (a) cause such Disapproved Title Matters to be removed by the agreed upon time, or (b) obtain, at Sellers' expense, a cure for such Disapproved Title Matters; or (ii) Sellers elect not to cause any such Disapproved Title Matters to be removed.

If Sellers give Buyer notice under item (ii) above, or if Sellers give notice under item (i) above, but later provides notice to Buyer that Sellers have been unable to cure or remove the applicable Disapproved Title Matter, then Buyer shall have until 5:00 p.m., PT, on the tenth (10th) business day after Buyer's receipt of either such notice to notify Sellers that (i) Buyer revokes its disapproval of such exception(s) and will proceed with the purchase without any reduction in the Purchase Price and take title to the Keystone Property subject to such exception(s), or (ii) Buyer will terminate this Agreement. Buyer's failure to deliver such election notice within such ten (10)

day period shall be deemed Buyer's election of (i) next above. The foregoing procedure shall also be applicable to any newly disclosed title matter. Those exceptions to and conditions of title accepted or deemed accepted by Buyer are the "**Permitted Encumbrances**."

3.4 Buyer's Disapproval of Property During Inspection Period. In the event Buyer's studies, review or investigations reveal matters which are not satisfactory to Buyer, as determined by Buyer in Buyer's sole discretion, then upon termination of this Agreement by Buyer during the Inspection Period, Buyer shall have no further obligation hereunder. Buyer's notice to Sellers of its disapproval of any matter set forth in this ARTICLE 3 given on or before the end of the Inspection Period shall be effective to relieve Buyer of its obligations hereunder. Buyer shall be entitled to a full refund of all sums which Buyer may deposit in relation to this Agreement, which refund shall be timely made to Buyer without any restrictions, limitations, conditions, or offsets whatsoever.

ARTICLE 4
ROYALTY

4.1 Royalty. Nevada Gold shall retain an underlying production royalty on the Keystone Property (the "**Royalty**"), as follows:

(a) A one-half percent (0.5%) underlying production royalty of the Net Revenues of the net smelter returns from ores, metals, minerals and materials ("**Valuable Minerals**") produced and sold from the UNR Claims, which claims are specifically defined in Article 1 under "UNR Claims."

(b) A three and one-half percent (3.5%) underlying production royalty of the Net Revenues of the net smelter returns of the Valuable Minerals sold from the remaining mining claims comprising the Keystone Property.

4.2 Hedging. Buyer shall have the exclusive right to market and sell all Valuable Materials produced from the Keystone Property in any manner Buyer desires, including without limitation the forward sale of Valuable Minerals on the commodity market and the repayment of gold loans. Seller shall have absolutely no right to participate or obligation to share whatsoever in any price protections or hedging activities of Buyer, including any sales of Valuable Minerals derived from the Keystone Property by Buyer on the commodity market or otherwise, or in any profits received or losses suffered by Buyer as a result of such marketing or hedging activities.

4.3 Manner of Payment. Buyer shall pay royalty payments to Seller on an annual basis on or before the sixtieth (60th) day following each anniversary of the Closing Date for each prior year in which production occurs and Royalties are generated. Royalties shall accrue to Seller's account upon final settlement and final payment by the smelter, refinery or other ore buyer to Buyer for the Valuable Minerals sold and for which the Royalty is payable. All Royalty payments shall be accompanied by a statement and settlement sheet showing the quantities and grades of Valuable Minerals mined and sold from the Keystone Property, proceeds of sale, costs, assays and analyses, and other pertinent information in sufficient detail to explain the calculation of the Royalty payment. All payments hereunder shall be sent by registered or certified mail, return receipt requested, to Seller at Seller's address designated in Section 13.2 below, or by wire transfer

to a account designated by and in accordance with written instructions from Seller. The date of placing such payment in the United States mail by Buyer, or the date the wire transfer process is initiated, shall be the date of such payment. Payments by Buyer in accordance herewith shall fully discharge Buyer's obligation with respect to such payment, and Buyer shall have no duty to apportion or allocate any payment due to Seller, its successors or assigns.

4.4 Audits; Objections to Payments. Seller, at Seller's sole election and expense, shall have the right to procure, not more frequently than once annually following the close of each calendar year, an audit of Buyer's accounts relating to payment of the Royalty hereunder, by any authorized representative of Seller. Any such inspection shall be for a reasonable length of time, during regular business hours, at a mutually convenient time, and upon reasonable advance written notice to Buyer. All Royalty payments made in any calendar year shall be considered final and in full satisfaction of all obligations of Buyer with respect thereto, unless Seller gives written notice describing and setting forth a specific objection to the calculation thereof within one (1) year following the close of that calendar year. Buyer shall account for any agreed upon deficit or excess in the payment made to Seller by adjusting the next annual statement following completion of such audit to account for such deficit or excess.

4.5 Commingling of Ores. Buyer shall have the right of mixing or commingling, either underground, at the surface, or at processing plants or other treatment facilities, any material containing Valuable Minerals mined or extracted from the Keystone Property with any similar substances derived from other lands or properties; provided, however, that before commingling, Buyer shall calculate from representative samples the average grade of the ore from the Keystone Property and shall either weigh or volumetrically calculate the number of tons of ore from the Keystone Property to be commingled. As products are produced from the commingled ores, Buyer shall calculate from representative samples the average percentage recovery of products produced from the commingled ores during each month. In obtaining representative samples, calculating the average grade of commingled ores and average percentage of recovery, Buyer shall be entitled to use any procedures acceptable in the mining and metallurgical industry which Buyer believes to be accurate and cost-effective for the type of mining and processing activity being conducted. In addition, comparable procedures may be used by Buyer to apportion among the commingled ores any penalty charges imposed by the smelter or refiner on commingled ores or concentrates. The records relating to commingled ores shall be available for inspection by Seller, at its sole expense, at all reasonable times, and shall be retained by Buyer for a period of one (1) year.

4.6 Ore Processing. All determinations with respect to: (a) whether ore from the Keystone Property shall be beneficiated, processed or milled by Buyer or sold in a raw state; (b) the methods of transporting, beneficiating, processing or milling any such ore; (c) the constituents to be recovered therefrom; and (d) the purchasers to whom any ore, minerals or mineral substances derived from the Keystone Property may be sold, may be made by Buyer in its sole and absolute discretion.

4.7 Ore Samples. The mineral content of all ore mined and removed from the Keystone Property (excluding ore leached in place) and the quantities of constituents recovered by Buyer shall be determined by Buyer, or with respect to such ore which is sold, by the mill or smelter to which the ore is sold, in accordance with standard sampling and analysis procedures.

4.8 Waste Rock, Spoil and Tailings. Any ore, mine waters, leachates, pregnant liquors, pregnant slurries, and other products or compounds or metals or minerals mined from the Keystone Property shall be the property of Buyer, subject to payment of the Royalty. The Royalty shall be payable only on metals, ores, or minerals recovered prior to the time waste rock, spoil, tailings, or other mine waste and residue are first disposed of as such, and such waste and residue shall be the sole property of Buyer. Buyer shall have the sole right to dump, deposit, sell, dispose of, or reprocess such waste rock, spoil, tailings, or other mine wastes and residues, and Seller shall have no claim or interest therein other than for payment of the Royalty to the extent any gold or silver metals are produced and sold therefrom.

4.9 No Covenants. The parties agree that in no event shall Buyer have an duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Keystone Property, and the timing, manner, method and amounts of such exploration, development, mining or production, if any, shall be in the sole discretion of Buyer.

4.10 Nature of Nevada Gold's Interest. Beginning on the Closing Date of this Agreement, Seller shall have only a royalty interest in the Keystone Property and rights and incidents of ownership of a non-executive, non-participating royalty interest owner. Seller shall not have any fee simple estate or possessory interest in the Keystone Property nor any of the incidents of such estate or interest. By way of example but not by way of limitation, Seller shall not have (a) a right to participate in the execution of applications for authorities, permits or licenses, mining leases, option, farm-outs or other conveyances, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Keystone Property and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom.

4.11 Proportionate Reduction. In the event Sellers own and convey to Buyer an interest in the Keystone Property which is less than the entire undivided mineral and working interest in the Keystone Property, then the Royalty granted to Nevada Gold from the Keystone Property shall be paid to Seller only in the proportion that Seller's interest in such Valuable Minerals bears to the entire undivided mineral or working interest therein.

4.12 Royalty Buy Down. Buyer shall have the option, in Buyer's sole discretion, to buy down the Royalty, as follows:

(a) Buyer may buy down one percent (1%) of the Royalty at any time through the fifth (5th) anniversary of the Closing Date for the sum of TWO MILLION DOLLARS ($2,000,000.00).

(b) Buyer may buy down an additional one percent (1%) of the Royalty anytime through the eighth (8th) anniversary of the Closing Date for the sum of FIVE MILLION DOLLARS ($5,000,000.00).

(c) Buyer's buy-down of Seller's interest in the Royalty shall be accomplished by conveyance documents and agreements as determined by Buyer with respect to the form, substance, manner and nature to which Seller will convey to Buyer the requisite portion of Seller's Royalty, free and clear of all liens, claims, encumbrances and defects.

ARTICLE 5
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Exploration Program. Subject to the ratification and approval of the Buyer's Board of Directors, and the limitations set forth below in this Section 5.1, Dave Mathewson, of Nevada Gold, shall plan and manage the Keystone Property exploration and development program for Buyer, with access to a Keystone Property exploration and development budget to be allocated and funded by Buyer, as follows:

(a) In the twelve (12) months following the Closing of this transaction, Mr. Mathewson shall submit a proposed exploration and development budget to Buyer's Board of Directors for consideration and approval. The Board, in its sole discretion, may approve, modify or reject the proposed budget. To the extent the budget is approved, Mr. Mathewson shall have access to Buyer's said exploration and development budget up to the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).

(b) During the thirteenth (13th) through twenty-fourth (24th) months following the Closing of this transaction, Mr. Mathewson shall submit a proposed exploration and development budget to Buyer's Board of Directors for consideration and approval. The Board, in its sole discretion, may approve, modify or reject the proposed budget. To the extent the budget is approved, Mr. Mathewson shall have access to Buyer's said exploration and development budget up to the sum of TWO MILLION DOLLARS ($2,000,000.00).

The Parties shall only increase or amend the above-stated development and exploration budgets during the stated periods by a separate written agreement signed by the Parties. Notwithstanding the foregoing, Buyer shall use, develop and explore the Keystone Property using any and all such methods of exploration, development and mining as Buyer may desire or find most profitable and economical and may, as Buyer deems necessary and desirable, discontinue entirely any or all operations of all or any portion of the Keystone Property. Buyer shall not be required to mine, preserve or protect in its operations on the Keystone Property any Valuable Minerals that under good mining practices cannot be mined, processed or shipped at an acceptable profit to Buyer at the time encountered, as determined in Buyer's sole discretion. Buyer shall have no obligation to begin or prosecute any exploration, development or mining operations at the Keystone Project, or to mine and remove all or any portion of the minerals therein, and there shall be no implied covenant therein. Buyer retains the full, exclusive right, in Buyer's sole discretion, to relocate, amend, abandon, apply for mineral patents to the extent allowed by law, defend contests or adverse suits and negotiate settlement thereof with respect to any and all of the Keystone Property. Buyer shall not be liable to either Seller in any manner whatsoever for the loss of any of the Keystone Property as a result of any amendment, relocation, abandonment contest or adverse suit.

5.2 Intentional Abandonment. If Buyer intends to abandon any of the claims within the Keystone Property, then prior to the "intentional abandonment" (not followed by relocation) by Buyer of any of the claims within the Keystone Property, Buyer shall notify Sellers of its intention (which such notice must be given by Buyer to Sellers not later than forty-five (45) days prior to the end of any assessment year) and Sellers, by written notice to Buyer within twenty (20)

days after Seller's receipt of such notice from Buyer, may elect to have any or all of such claims conveyed to Sellers by quitclaim deed from Buyer. So long as Buyer timely provides notice of its intention to abandon, Sellers will be responsible for paying any required claim maintenance/holding fees or performing any required assessment work (and making all filings and recordings with any governmental agencies and recording offices required in connection therewith) for any such claims within the Keystone Property Sellers desire to re-acquire. Neither (i) abandoning any claims within the Keystone Property for purposes of acquiring fee title to the surface or minerals within the ground covered by those claims within the Keystone Property, (ii) relocation of the same ground covered by any abandoned claims within the Keystone Property with mining claims or millsites, or (iii) transfers or conveyances by Buyer of all or any portion of the claims within the Keystone Property shall be considered an "intentional abandonment" of such claims within the Keystone Property.

5.3 After Acquired Claims. In the event that either Seller or any of their respective Affiliates, locate or acquire, directly or indirectly, either alone or in combination with others, any mining claim within the Area of Interest, then such mining claim shall be deemed part of the Keystone Project hereunder, and such Seller(s) shall transfer to Buyer all of such Seller(s) right, title and interest to such mining claims for no additional consideration from Buyer, except the Royalty provided for hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers, jointly and severally, represent and warrant to Buyer that:

6.1 Organization. Nevada Gold is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Americas Gold is a corporation duly organized, validly existing and in good standing under laws of the State of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

6.2 Due Authorization, Execution and Delivery; Enforceability. Each Seller has the requisite corporate power and authority to enter into this Agreement, to carry out each of its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Seller, the performance by each Seller of their obligations hereunder and the consummation by each Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Seller and its shareholders or members, as applicable. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation, articles of organization, bylaws or operating agreement of such Seller, as applicable, or any of such Seller's parent entities; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which a Seller or any of such Seller's parent entities is a party or by which such Seller or any of such Seller's parent entities is bound or affected, (c) result in the creation or imposition of any Encumbrance against or upon any of the assets of such Seller, or (d) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or stock exchange is required by or with respect to a Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against either Seller.

6.5 Taxes.

(a) All Taxes required to be paid by each Seller have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that each Seller was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and each Seller has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, member, manager, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) Each Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) Neither Seller is nor has ever been a member of an Affiliated Group.

(e) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to either Seller.

(f) No Tax liens, other than Permitted Encumbrances, have been filed against either Seller.

(g) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against either Seller by any Governmental Authority.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction in which either Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(i) Neither Seller (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States Federal Income Tax purposes, (ii) has made an entity classification ("check-the-box") election under Section 7701, (iii) is or has ever been a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(j) Neither Seller is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

6.6 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller.

6.7 Title to Keystone Property.

(a) Each Seller has good and marketable title in and to their respective interests in the Keystone Property, free and clear of all Encumbrances except for Permitted Encumbrances.

(b) Exhibit "A" to this Agreement sets forth a true and complete list of all mining claims owned by each Seller. Each Seller holds title to each mining claim owned by such Seller free and clear of all Encumbrances except for Permitted Encumbrances.

(c) Exhibit "A" to this Agreement sets forth a true and complete list of all mining claims, including any associated royalties, leases or subleases by each Seller.

(d) Subject to the paramount title of the United States of America and the rights of third parties under applicable law to use the surface of the Property:

(i) each mining claim was properly located and monumented on public land open to appropriation by mineral location;

(ii) location notices and certificates were properly posted and recorded for each claim comprising the Keystone Property;

(iii) all filings and recording required to maintain each mining claim comprising the Keystone Property is and shall be in good standing through the Closing Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance/holding fees, have been timely and properly made in the appropriate governmental offices;

(iv) assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which Sellers believe was sufficient to satisfy the requirements for maintaining each mining claim comprising the Keystone Property, was performed through the assessment year ending September 1, 2015;

(v) all required annual claim maintenance/holding fees and other payments necessary to maintain each mining claim comprising the Keystone Property through the assessment year ending September 1, 2016, have been timely and properly made, and

(vi) each of the mining claims comprising the Keystone Property has been re-monumented as necessary, and evidence of such re-monumentation has been timely and properly recorded, and in compliance with the provisions of Nevada Revised Statutes 517.030.

(e) Each Seller, as applicable, has contractual or common law rights to use the surface of the Keystone Property in a manner sufficient to allow for the development and operation of either surface or underground mines thereon, without payment of additional consideration to any third party.

6.8 Contracts. Sellers have performed, and Sellers are not in default, and will not be in default as a result of the consummation of the transactions contemplated by this Agreement, all material obligations required to be performed by Sellers under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument (the "**Contracts**") to which either Seller is a party, and such Contract affects or relates to the Keystone Property. Sellers' warrant that there are no Contracts currently in effect or otherwise affecting the Keystone Property that will in any way bind Buyer or become an encumbrance on the Keystone Property. Sellers' agree that Buyer shall not become liable for any of Sellers' Contracts unless Sellers have expressly disclosed such Contracts to Buyer in writing, and Buyer affirmatively assumes liability and/or performance of said Contracts.

6.9 Compliance with Laws; Permits.

(a) Buyer's ownership and use of the respective interests of each Seller of the Keystone Property do not, and will not, violate any Laws applicable to that Seller. Neither Seller has received any written notice claiming any violation of Law applicable to the Keystone Property.

(b) Any and all of Sellers' Permits from Governmental Authorities held by or for the benefit of each Seller in relation to the Keystone Property are currently in full force and effect in accordance with the terms of such Permits.

6.10 Environmental Matters.

(a) Each Seller is in compliance with all Environmental Laws and neither Seller has received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Seller has obtained and is in material compliance with all Environmental Permits.

(c) Sellers warrant there has been no Release of Hazardous Materials in contravention of Environmental Laws by either Seller, and there does not exist any Hazardous Materials with respect Keystone Property, and neither Seller has received any Environmental Notice that any portion of the Keystone Property currently or previously owned, operated or leased in connection with this Agreement has been contaminated with any Hazardous Material.

(d) Prior to the close of the Inspection Period, Sellers shall provide Buyer with a copy of any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Keystone Property.

6.11 Undisclosed Liabilities. Neither Seller has any undisclosed liability or obligation of any nature or amount (including outstanding indebtedness) relating to the Keystone Property or any part thereof.

6.12 Royalties. The only royalties or other burdens on production affecting the Property, other than the Royalty payable under this Agreement to Nevada Gold, as set forth in Section 4.1, are:

(a) A one percent (1%) net smelter return royalty on the 27 UNR Claims as reserved in that certain Quitclaim Deed from Wolfpack Gold (Nevada) Corp., a Nevada corporation, to Americas Gold Exploration, Inc., a Nevada corporation, recorded on August 24, 2015 in the office of the Recorder of Eureka County, Nevada, in Book 582, Page 0222, as Document No. 0229780.

(b) A two percent (2.0%) net smelter return royalty with respect to precious metals and a one percent (1.0%) net smelter return royalty with respect to all other metals and minerals as granted in that certain Deed of Royalties on the 27 UNR Claims from Wolfpack Gold (Nevada) Corp., a Nevada corporation, to Great American Minerals Inc., a Nevada corporation, recorded on August 15, 2012 in the office of the Recorder of Eureka County, Nevada, in Book 535, Page 0243, as Document No. 0220918. Said royalties are currently held by Orion Royalty Company, LLC.

6.13 Endangered Species/Sage Grouse Decision.

(a) Sellers have no knowledge of any protected or endangered species, plant or animal, under the laws of the State of Nevada and/or the United States of America which would in any manner affect the ability of Buyer to use and enjoy the Keystone Property to its fullest intended extent other than as expressly disclosed in writing by Sellers to Buyer.

(b) Sellers have no knowledge that the BLM's Record of Decision ("**ROD**") and Approved Resource Management Plan Amendments ("**ARMPA**") for the Great Basin Region, Including the Greater Sage-Grouse Sub Regions of Idaho and Southwestern Montana, Nevada and Northeastern California, Oregon, and Utah, dated September 15, 2015, will in any manner materially affect the ability of Buyer to use and enjoy the Keystone Property to its fullest intended

extent other than as expressly disclosed in writing by Sellers to Buyer; further, Sellers have actively and affirmatively investigated the potential impact of said ROD and ARMPA and have no knowledge that the use and enjoyment of the Keystone Property will be adversely impacted or impaired, other than as expressly so disclosed in writing by Sellers to Buyer.

6.14 Native American Indians. Sellers have no knowledge of any claims by native American Indians or others, not of record, as to any rights to use the Keystone Property, or otherwise enjoy privileges to remove minerals from the Keystone Property, or of any archaeologically significant sites or burial grounds existing on the Keystone Property other than as expressly disclosed in writing by Sellers to Buyer.

6.15 Refuse. That there are no landfills, refuse pits, dumps or other such refuse disposal sites located on the Keystone Property, other than as expressly disclosed in writing by Sellers to Buyer, and that Sellers have no knowledge of any such use, authorized or not, by third parties.

6.16 Insurance. Upon written demand from Buyer, Sellers shall provide Buyer with true, accurate and complete particulars of all insurance policies in force as the Effective Date that are maintained by each Seller or its Affiliates with respect to such Seller's operations at the Keystone Property, specifying in each case, the name of the insurer, the name(s) of the insured, the risks insured against, the amount of the coverage, the amount of the deductible, the policy number, and any pending claims under the policy.

6.17 Intellectual Property. Prior to the close of the Inspection Period, Sellers shall provide Buyer in writing with all intellectual property owned or licensed by each Seller and used with respect to the Keystone Property or business of such Seller at the Keystone Property.

(a) Each Seller owns or is licensed or otherwise has the right to use all intellectual property that is used in the ownership of the Keystone Property and operation of its business without conflict with the rights of any other Person.

(b) Neither Seller has received any notice of any claim of infringement or similar claim or proceeding relating to any of the intellectual property and no present or former employee of either Seller or of any Affiliated Group and no other Person owns or claims to own or has or claims to have any interest, direct or indirect, in whole or in part, in any of the intellectual property of such Seller.

6.18 Corporate Records. Each Seller has made available to the Buyer the minute books of such Seller and all corporate records, proceedings and actions for such Seller in its possession to the extent related to the subject transaction.

6.19 Investment Representations. Each Seller is acquiring the Closing Shares issued to it solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Seller acknowledges that the Closing Shares issued to it are not registered under the Securities Act or any state securities laws, and that the Closing Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Seller is able to bear the economic risk of holding the Closing

Shares issued to it for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Each Seller is, on the date hereof, an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act). Each Seller acknowledges that the certificates representing the Closing Shares issued to it will bear legends substantially in the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF U.S. GOLD CORP. (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE LOCAL SECURITIES LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT HOLDER HAS DELIVERED TO THE CORPORATION AND THE REGISTRAR AND TRANSFER AGENT AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION AND THE REGISTRAR AND TRANSFER AGENT TO SUCH EFFECT.

6.20 No Junior Locators on UNR Claims. That no junior locators attempted to locate claims within the boundaries of the UNR Claims during the 2013-2014 assessment year or thereafter as a result of the failure to file Affidavits and Notices of Intent to Hold said UNR Claims during said assessment year.

6.21 No Junior Locators on SK 1-28 Claims. That no junior locators attempted to locate claims within the boundaries of the SK 1-28 claims during the 2010-2011 assessment year or thereafter as a result of the failure to file Affidavits and Notices of Intent to Hold said SK 1-28 claims during said assessment year.

6.22 Location Monuments. That the location monuments for all the Keystone Claims, specifically including the CHS 124-130 (even) claims, were located on public lands open to location, and are therefore valid and existing.

6.23 Potential Merger. Sellers acknowledge and understand that U.S. Gold may be acquired by and merged into a public company, which merger will thereupon affect the number of shares of U.S Gold Common Stock issued to Sellers hereunder and the value thereof. Sellers further acknowledge and understand that upon the consummation of any such merger it will be a requirement for U.S. Gold's shareholders to execute a two (2) year lock-up agreement restricting the sale or transfer of stock and other limitations.

6.24 Survival of Representations and Warranties. The representations and warranties contained in this Article 6 shall survive the execution and delivery of this Agreement, as well as any assignment or conveyance hereof. The obligations of Sellers contained in this Article shall survive the close of escrow and the recording of the Sellers' Deed and shall not be deemed merged therein upon its recordation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to each Seller that:

7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

7.2 Due Authorization, Execution and Delivery; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of Buyer; (b) conflict with, violate, result in a breach of, constitute a default under any contract to which Buyer is a party or by which Buyer is bound or affected, or (c) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.4 Capitalization of U.S. Gold.

(a) The authorized capital stock of U.S. Gold consists of 75,000,000 shares of common stock at $0.001 par value. There are currently 20,000 shares of Series A Preferred Stock outstanding that, if fully converted, convert into 10,000,000 shares of Common Stock. All of U.S. Gold's issued and outstanding Preferred Stock has been duly authorized, is validly issued, fully paid and non-assessable.

(b) Upon issuance at Closing, the Closing Shares have been duly authorized and will be validly issued, fully paid and non-assessable shares, free and clear of all Encumbrances.

(c) Except for the issued and outstanding U.S. Gold Common Stock described in Section 7.4(a), there are no outstanding shares of capital stock of U.S. Gold which would affect the number of shares being issued to Sellers hereunder, or, except for the matters set forth in Section 6.23, any outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of U.S. Gold or obligating U.S. Gold to issue or sell any shares of capital stock of, or any other interest in, U.S. Gold. U.S. Gold does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the U.S. Gold Common Stock.

7.5 Buyer Financial Information. Upon either Seller's written demand, U.S. Gold shall provide to such Seller U.S. Gold's balance sheet, dated as of February 29, 2016 (the "**U.S. Gold Financial Statements**").

7.6 Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against Buyer.

7.7 Taxes.

(a) All Taxes required to be paid by Buyer have been timely paid or caused to be paid through the date hereof and as of the Closing.

(b) All Taxes that Buyer was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and Buyer has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any past or present shareholder, director, officer, agent, employee, independent contractor, creditor, or other third party.

(c) Buyer has filed or caused to be filed in a timely manner (within any applicable extension periods) all income Tax Returns and other Tax Returns required to be filed by it with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were complete and correct in all material respects as of the time of filing.

(d) Each Affiliated Group has filed all Tax Returns that it was required to file for each taxable period during which Buyer was a member of such Affiliated Group and has paid all material Taxes shown as due thereon.

(e) There are no ongoing Tax audits or other Tax proceedings and no waivers of statutes of limitations have been given or requested with respect to Buyer.

(f) No Tax liens, other than Permitted Encumbrances, have been filed against Buyer.

(g) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against Buyer by any Governmental Authority.

(h) No claim has been made in writing by any Governmental Authority in a jurisdiction in which Buyer does not file Tax Returns that Buyer is or may be subject to taxation by that jurisdiction.

(i) Buyer (i) is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for United States federal income Tax purposes, (ii) has never made an entity classification ("check-the-box") election under Section 7701, (iii) is not and has never been a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (iv) is not and has never been a shareholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(j) Buyer is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

7.8 Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

7.9 Compliance with Laws; Permits.

(a) The ownership and use of the Keystone Property will not violate any Laws applicable to Buyer. Buyer has not received any written notice claiming any violation of Law applicable to Buyer's properties, assets or operations.

7.10 Environmental Matters. Buyer is in compliance, in all material respects, with all Environmental Laws and Buyer has not received from any Person any Environmental Notice or Environmental Claim, which either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

7.11 Undisclosed Liabilities. Buyer does not have any liability or obligation of any nature (including outstanding indebtedness).

7.12 Employment Matters. Buyer is not bound by any collective bargaining or other agreement with any labor organization.

7.13 Corporate Records. Buyer has made available to Sellers the minute books of Buyer and all corporate records, proceedings and actions for Buyer in its possession to the extent related to the subject transaction.

7.14 Sufficiency of Funds. Buyer has sufficient cash on hand and authorized Buyer Common Stock to enable it to make payment of the Purchase Price, issue the Closing Shares and consummate the transactions contemplated by this Agreement.

7.15 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 8
COVENANTS

8.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither Seller shall conduct any operations or other business activities with respect to the Keystone Property and matters subject to this Agreement.

8.2 Access to Information.

(a) From the date hereof until the Closing, each Seller shall: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of each Seller's Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to each Seller as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of such Seller to cooperate with Buyer in its investigation of such Seller and the Keystone Property.

(b) From the date hereof until the Closing, the Buyer shall: (i) afford each Seller and its Representatives reasonable access to and the right to inspect all of Buyer's, properties, assets, premises, books and records, contracts, agreements and other documents and data; (ii) furnish each Seller and its Representatives with such financial, operating and other data and information related to Buyer as Sellers or any of their Representatives may reasonably request; and (iii) instruct the Representatives of Buyer to cooperate with Sellers in their investigation of Buyer's operations and assets with respect to the Keystone Property and matters subject to this Agreement.

8.3 Confidentiality.

(a) The Buyer and/or U.S. Gold shall hold, and shall use its reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning Sellers, except to the extent that the Buyer and/or U.S. Gold can show that such information (i) is generally available to or known by the public through no fault of Buyer and/or U.S. Gold or their Representatives; (ii) is lawfully acquired by Buyer and/or U.S. Gold from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If the Buyer and/or U.S. Gold or their Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Buyer and/or U.S. Gold shall promptly notify the applicable Seller in writing and shall disclose only that portion of such information which Buyer and/or U.S. Gold is advised by its counsel is legally required to be disclosed, provided, that Buyer and/or U.S. Gold

shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b) The Sellers shall hold, and shall use their reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning the Buyer and/or U.S. Gold and except to the extent that the Sellers can show that such information (i) is generally available to or known by the public through no fault of a Seller or any of their Affiliates or Representatives; (ii) is lawfully acquired by a Seller from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) is required to be disclosed by applicable Law or judicial or administrative process. If a Seller or any of their Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller, as applicable, shall promptly notify Buyer and/or U.S. Gold in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, provided, that Sellers shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.4 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement on the Closing Date. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Sections 6.3 and 7.3.

8.5 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall: (i) retain the books and records (including personnel files) of Sellers pertaining to the Keystone Property and relating to periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers' expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Sellers shall: (i) retain the books and records (including personnel files) of Sellers which relate to the Keystone Property for periods prior to the Closing; and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

8.6 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

8.7 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at Sellers's own expense, timely file any Tax Return or other document required to be filed by Sellers with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

ARTICLE 9
CONDITIONS TO CLOSING

9.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Each Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities and stock exchanges referred to in Section 6.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 7.3, in each case, in form and substance reasonably satisfactory to the Buyer and the Sellers, and no such consent, authorization, order or approval shall have been revoked.

9.2 Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Sellers contained in Article 6 that are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties

that address matters only as of a specified date, which shall be true and correct as of that specified date); The representations and warranties of the Sellers contained in ARTICLE 6 that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(b) The Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Sellers prior to or on the Closing Date.

(c) The Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) has been satisfied.

(d) The Buyer shall have received a certificate of the Secretary (or equivalent officer) of each Seller certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors or board of managers, as applicable, of each Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of incorporation, articles of organization, bylaws, operating or other constituent documents of each Seller in effect as of the Closing Date.

(e) Each Seller shall have executed and delivered a shareholder agreement as prepared and approved by Buyer's attorney.

9.3 Conditions to Obligations of Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer and/or U.S. Gold contained in Article 7 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) The Sellers shall have received a certificate of the Secretary (or equivalent officer) of the Buyer and U.S. Gold certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of the Buyer and U.S. Gold authorizing the

execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) true and correct copies of the articles of incorporation, bylaws or other constituent documents of the Buyer and U.S. Gold in effect as of the Closing Date.

(e) The Buyer and U.S. Gold shall have delivered to Sellers the Closing Cash and the Closing Shares in accordance with Section 2.2.

(f) All shareholders of U.S. Gold shall have executed and delivered a shareholder agreement as prepared and approved by Buyer's attorney.

ARTICLE 10
INDEMNIFICATION, SURVIVAL AND LIABILITY LIMITATIONS

10.1 Survival. Subject to the limitations and other provisions of this Agreement, the Sellers' and the Buyer's representations, warranties, covenants and agreements contained herein, the Parties' respective obligation to indemnify the other party pursuant to Section 10.2 and Section 10.3, and any claims related to this Agreement (whether based on breach of contract, tort or otherwise) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date (and shall thereafter expire and terminate). Notwithstanding the foregoing, (a) the covenants contained in Section 8.5 shall survive for the period set out therein; (b) the covenants contained in Section 8.3, Section 8.7, Section 8.8, and ARTICLE 1, ARTICLE 11 and ARTICLE 13 shall survive the Closing indefinitely; and (c) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party asserting such claim to the other party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

10.2 Indemnification by the Sellers. Subject to the other terms and conditions of this ARTICLE 10, the Sellers, jointly and severally, shall indemnify Buyer and U.S. Gold against, and shall hold Buyer and U.S. Gold harmless from and against, all Excluded Obligations and any and all Losses incurred or sustained by, or imposed upon, Buyer and U.S. Gold based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure of the Sellers to perform any of its covenants, agreements or obligations in this Agreement.

10.3 Indemnification by the Buyer. Subject to the other terms and conditions of this ARTICLE 10, the Buyer and/or U.S. Gold, solely as to each of their respective representations or warranties, shall indemnify the Sellers against, and shall hold the Sellers harmless from and against, all Assumed Obligations and any and all Losses incurred or sustained by, or imposed upon, the Sellers based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the respective representations or warranties of the Buyer or U.S. Gold contained in this Agreement or any other document delivered pursuant to this Agreement, or any failure by the Buyer or U.S. Gold to perform any of its covenants, agreements or obligations in this Agreement.

10.4 Indemnification Procedures.

(a) The party making a claim under this ARTICLE 10 is referred to as the "**Indemnified Party**" and the party against whom such claims are asserted under this ARTICLE 10 is referred to as the "**Indemnifying Party**."

(b) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "**Third-Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Provided that the Indemnifying party acknowledges in writing that it is indemnifying the Indemnified Party with respect to the Third Party Claim, the Indemnifying Party shall have the right to participate in the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel. If the Indemnifying Party fails to promptly notify the Indemnified Party in writing of its acknowledgement of its obligation to indemnify the Indemnified Party, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the other party, management employees of such party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Sellers' or the Buyer's premises and personnel and the right to examine and copy any

accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

ARTICLE 11
TAX MATTERS; CLOSING PRORATIONS

11.1 Allocation of Purchase Price. The Purchase Price (and related capitalizable costs) and Assumed Obligations shall be allocated among the Keystone Property for all purposes (including Tax and financial accounting) by agreement of the parties prior to or at the Closing. The Sellers and the Buyer shall each make all required filings under Section 1060 of the Internal Revenue Code consistent with such allocation and shall not take any position inconsistent with such allocation in any other of their respective Tax Returns. The Sellers and the Buyer shall provide each other with copies of their completed Internal Revenue Service Forms 8594 before filing their respective tax returns.

11.2 Prorations. Taxes and assessments on the Keystone Property for the year of Closing, if any, shall be prorated as of the Closing Date upon the amount of such taxes for the year of Closing, using the amount of taxes for the year of Closing if known and, if not known, the most recent available mill levy and assessed value, if any. At the request of either Party, the foregoing proration shall be re-prorated and adjusted between the Parties, on the basis of the tax bills for the year of Closing when received. Administrative costs and associated attorneys' fees expended or incurred for filing or recording deeds, transfers, assignments of lease, if any, and Permits with Governmental Authorities shall be shared equally by the Buyer and the Sellers. Attorneys' fees charged by the law firm of Marvel & Marvel Ltd. in connection with the preparation of this Agreement, Closing documents, review of Title Materials and other matters related to Closing shall be offset and deducted from the Closing Cash up to the amount of FIFTEEN THOUSAND DOLLARS ($15,000.00). Buyer shall pay any additional fees charged by said firm in connection with this transaction. Any prorations pursuant to this Section 11.2 shall be made by means of adjustment of the Closing Cash to the extent such amount is known or estimated as of the Closing Date and shall thereafter be adjusted by payment between the parties for any increase or decrease in the actual amount from that paid at Closing.

ARTICLE 12
TERMINATION

12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by the Buyer by written notice to the Sellers if:

(i) the Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement

that would give rise to the failure of any of the conditions specified in ARTICLE 3 or ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Sellers on or prior to the Closing Date; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.2 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Sellers by written notice to the Buyer if:

(i) the Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE 9 and such breach, inaccuracy or failure cannot be cured by the Buyer by the Closing Date; or

(ii) (any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been fulfilled by the Closing Date, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by the Buyer or the Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE 12, the provisions of Section 8.3 (Confidentiality), Section 8.6 (Public Announcement), and ARTICLE 13 (Miscellaneous) shall survive the termination of this Agreement. Nothing herein shall relieve any party from liability for any breach of any provision hereof prior to termination.

ARTICLE 13
MISCELLANEOUS

13.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

13.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):

If to Nevada Gold:

Nevada Gold Ventures, LLC
Attention: David Mathewson
P.O. Box 2092
Elko, NV 89803
Email: dcmathewson@sbcglobal.net

If to Americas Gold:

Americas Gold Exploration, Inc.
Attention: Don McDowell
8175 S. Virginia Street, Suite 850
PMB #348
Reno, NV 89511
Email: mcdreamer1@aol.com

If to Buyer:

U.S. Gold Acquisition Corporation
Attention: Edward Karr
19 Blvd. Georges-Favon
Geneva, CHE CH-1204
Email: ek@rampartners.ch

With a copy to:

Marvel & Marvel, Ltd.
Attention: John E. Marvel
217 Idaho Street,
Elko, NV 89801
Email: johnmarvel@marvellawoffice.com
Fax: (775) 738-0187

If to U.S. Gold:

US Gold Corp.
Attention: Edward Karr
19 Blvd. Georges-Favon
Geneva, CHE CH-1204
Email: ek@rampartners.ch

With a copy to:

Marvel & Marvel, Ltd.
Attention: John E. Marvel
217 Idaho Street,
Elko, NV 89801
Email: johnmarvel@marvellawoffice.com
Fax: (775) 738-0187

13.3 Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; and (b) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

13.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

13.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.10 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b) Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada located in Reno, Nevada and Eureka, Nevada, respectively, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

13.12 Attorneys' Fees. In the event of any controversy, claim, or dispute between the Parties, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the non-prevailing Party all such reasonable expenses, attorneys' fees, expert witness fees, and costs.

13.13 Limitation on Damages. In no event shall any Party be liable to any other Party for any punitive, incidental, consequential, or special damages relating to the breach or alleged breach of this Agreement.

13.14 Representation. Each Party acknowledges that they have had the opportunity to be represented by legal counsel, tax advisors, experts, or any other consultants necessary or relevant to this transaction and in the preparation and execution of this Agreement; that the terms, provisions, and potential legal or tax effects that may result from this Agreement have been fully explained to such Party; and each Party understands the terms, provisions, legal and tax effects of this Agreement.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

The Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

NEVADA GOLD VENTURES, LLC, a Nevada limited liability company

By: ______________________

Its: Manager

AMERICAS GOLD EXPLORATION, Inc., a Nevada corporation

By: ______________________

Its: President

BUYER:

U.S. GOLD ACQUISITION CORP., a Nevada corporation

By: ______________________

Its: President & CEO

U.S. GOLD:

U.S. GOLD CORP., a Nevada corporation

By: ______________________

Its: President & CEO

EXHIBIT "A"

KEYSTONE PROPERTY

AGGREGATE TOTAL CLAIMS 284

Americas Gold (Owned 100%, subject to a one percent (1%) net smelter return royalty ("NSR") held by Wolfpack Gold Nevada Corp.; a two percent (2.0%) NSR with respect to precious metals and one percent (1.0%) NSR with respect to all other metals and minerals held by Orion Royalty Company, LLC; and, a one-half percent (0.5%) NSR to Nevada Gold)

27 unpatented lode mining claims situated in Eureka County, Nevada, in Sections 33 and 34, Township 24 North, Range 48 East, and Sections 3, 4, 9, and 10, Township 23 North, Range 48 East, Mount Diablo Base Line and Meridian.

Claim Name	No. claims	BLM NMC Serial Number
UNR 5-8	4	861839-861842
UNR 9-18	10	858729-858738
UNR 19-22	4	875010-875013
UNR 37	1	861857
UNR 39	1	861859
UNR 41	1	861861
UNR 43	1	861863
UNR 45	1	861865
UNR 47	1	861867
UNR 79	1	875020
UNR 81	1	875022
UNR 83	1	875024
Total Claims	**27**	

Americas Gold (Owned 100%, subject to a three and one-half percent (3.5%) NSR to Nevada Gold)

13 unpatented lode mining claims situated in Eureka County, Nevada, in Sections 27, 28 and 35, Township 24 North, Range 48 East, and Sections 2 and 3, Township 23 North, Range 48 East, Mount Diablo Base Line and Meridian.

Claim Name	No. claims	BLM NMC Serial Number
UNR 73-77	5	1102663-110266
UNR 117	1	1102668
UNR 119	1	1102669
UNR 121	1	1102670
DON 1-5	5	1102658-1102662
Total Claims	**13**	

Nevada Gold (Owned 100%, subject to a three and one-half percent (3.5%) NSR to Nevada Gold)

28 unpatented lode mining claims situated in Eureka County, Nevada, in Sections 2 & 11, Township 23 North, Range 48 East, Mount Diablo Base Line and Meridian.

Claim Name	No. claims	BLM Serial Number
SK 1-28	28	865573-865600
Total Claims	**28**	

(Owned 50% Nevada Gold, 50% Americas Gold, subject to a three and one-half percent (3.5%) NSR to Nevada Gold)

216 unpatented lode mining claims, alphabetically ordered, situated in Eureka County, Nevada, in Sections 22, 23, 24, 25, 26, 27, 28, 33, 34, 35 & 36, Township 24 North, Range 48 East, Mount Diablo Base Line and Meridian.

Claim Name	No. claims	BLM NMC Serial Numbers
AU 1-12	12	1116231-1116242
AU 68-93	26	1116243-1116268
CHS 54-72	19	1116269-1116287
CHS 74	1	1116288
CHS 76-120	45	1116289-1116333
CHS 121-130	10	1118512-1118521
CHS 265-266	2	1116334-1116335
KEY 9-30	22	1116336-1116357
KEY 32	1	1116358
KEY 34	1	1116359
KEY 36	1	1116360
KEY 45-72	28	1116361-1116388
KEY #73 - #78	6	1118480-1118485
KP #4 - #8	5	1118496-1118500
KP 9-14	6	1116389-1116394
KP 18-19	2	1116395-1116396
KP 21	1	1116397
KP 23-29	7	1116398-1116404
KP #30 - #39	10	1118486-1118495
UNR 25-35	11	1118501-1118511
Total Claims	**216**	

EXHIBIT "B"

KEYSTONE PROPERTY

U.S. GOLD CORP.
2016 EQUITY INCENTIVE PLAN

1. PURPOSE OF PLAN

1.1 The purpose of this 2016 Equity Incentive Plan (this "**Plan**") of U.S. Gold Corp., a Nevada corporation (the "**Corporation**"), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2. ELIGIBILITY

2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "**Eligible Person**" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) a consultant who renders bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; *provided, however,* that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation's eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the "**Securities Act**"), the offering and sale of shares issuable under this Plan by the Corporation, or the Corporation's compliance with any other applicable laws. An Eligible Person who has been granted an award (a "**Participant**") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "**Subsidiary**" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "**Board**" means the Board of Directors of the Corporation.

3. PLAN ADMINISTRATION

3.1 ***The Administrator***. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "**Administrator**" means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 78.200 of the Nevada Revised Statutes and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate Eligible Persons who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the affirmative vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute due authorization of an action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "**Code**"), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); *provided, however,* that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving

awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable stock exchange, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable stock exchange). Awards granted to non-employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.

3.2 ***Powers of the Administrator***. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive awards under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to compliance with applicable stock exchange requirements, Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and treasury regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any stock option or stock appreciation right or other award granted under this Plan, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator's action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution, acceleration or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k) determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 ***Binding Determinations.*** Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board, the Administrator, nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, legal fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 ***Reliance on Experts.*** In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. The Administrator shall not be liable for any such action or determination taken or made or omitted in good faith based upon such advice.

3.5 ***Delegation of Non-Discretionary Functions.*** In addition to the ability to delegate certain grant authority to officers of the Corporation as set forth in Section 3.1, the Administrator may also delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMIT

4.1 ***Shares Available.*** Subject to the provisions of Section 7.1, the capital stock available for issuance under this Plan shall be shares of the Corporation's authorized but unissued Common Stock. For purposes of this Plan, "**Common Stock**" shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 ***Share Limit.*** The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan may not exceed 2,000,000 shares of Common Stock (the "**Share Limit**").

The foregoing Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3 ***Awards Settled in Cash, Reissue of Awards and Shares.*** The Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4.3. Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Accordingly, (i) to the extent that an award under the Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number of shares underlying the award, or otherwise terminated without delivery of shares to the participant, the shares retained by or returned to the Corporation will not be deemed to have been delivered under the Plan and will be deemed to remain or to become available under this Plan; and (ii) shares that are withheld from such an award or separately surrendered by the participant in payment of the exercise price or taxes relating to such an award shall be deemed to constitute shares not delivered and will be deemed to remain or to become available under the Plan. The foregoing adjustments to the Share Limit of this Plan are subject

to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 ***Reservation of Shares; No Fractional Shares.*** The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation's obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5. AWARDS

5.1 ***Type and Form of Awards.*** The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 ***Stock Options.*** A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "**ISO**") or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 ***Additional Rules Applicable to ISOs.*** To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an "incentive stock option" as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 ***Stock Appreciation Rights.*** A stock appreciation right or "**SAR**" is a right to receive a payment, in cash and/or Common Stock, equal to the number of shares of Common Stock being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the SAR is exercised, over (ii) the Fair Market Value of a share of Common Stock on the date the SAR was granted as specified in the applicable award agreement (the "**base price**"). The maximum term of a SAR shall be ten (10) years.

5.1.4 ***Restricted Shares.***

(a) *Restrictions.* Restricted shares are shares of Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a shareholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

(b) *Certificates for Shares.* Restricted shares granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock. The Administrator may require that restricted shares are held in escrow until all restrictions lapse

(c) *Dividends and Splits.* As a condition to the grant of an award of restricted stock, subject to applicable law, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

5.1.5 ***Restricted Share Units.***

(a) *Grant of Restricted Share Units.* A restricted share unit, or "**RSU**", represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one Common Share. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administrator shall establish a period of time during which the restricted share units shall vest and the timing for settlement of the RSU.

(b) *Dividend Equivalent Accounts.* Subject to the terms and conditions of the Plan and the applicable award agreement, as well as any procedures established by the Administrator, prior to the expiration of the applicable vesting period of an RSU, the Administrator may determine to pay dividend equivalent rights with respect to RSUs, in which case, the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have the right to be paid the amounts or other property credited to such account upon vesting of the subject RSU.

(c) *Rights as a Shareholder.* Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a shareholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. No shares of Common Stock shall be issued at the time a RSU is granted, and the Company will not be required to set aside a fund for the payment of any such award. Except as otherwise provided in the applicable award agreement, shares of Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such shares of Common Stock on such date. An award agreement may provide that issuance of shares of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6 ***Cash Awards.*** The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.

5.1.7 ***Other Awards.*** The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, performance units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1 and in compliance with applicable laws), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.

5.2 ***Section 162(m) Performance-Based Awards.*** Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant ("**Qualifying Options**" and "**Qualifying SARs**," respectively) typically will be, granted as awards intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code ("**Performance-Based Awards**"). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation's subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 ***Class; Administrator.*** The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 ***Performance Goals.*** The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on such business criteria as selected by the Administrator in its sole discretion ("**Business Criteria**"), including the following: (1) earnings per share, (2) cash flow (which means cash and cash equivalents derived from either (i) net cash flow from operations or (ii) net cash flow from operations, financing and investing activities), (3) total stockholder return, (4) price per share of Common Stock, (5) gross revenue, (6) revenue growth, (7) operating income (before or after taxes), (8) net earnings (before or after interest, taxes, depreciation and/or amortization), (9) return on equity, (10) capital employed, or on assets or on net investment, (11) cost containment or reduction, (12) cash cost per ounce of production, (13) operating margin, (14) debt reduction, (15) resource amounts, (16) production or production growth, (17) resource replacement or resource growth, (18) successful completion of financings, or (19) any combination of the foregoing. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals ("targets") must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as "performance-based compensation" under Section 162(m) of Code. The applicable performance measurement period may not be less than 3 months nor more than 10 years.

5.2.3 ***Form of Payment.*** Grants or awards intended to qualify under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.

5.2.4 ***Certification of Payment.*** Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 ***Reservation of Discretion.*** The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 ***Expiration of Grant Authority.*** As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator's authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation's stockholders that occurs in the fifth year following the year in which the Corporation's stockholders first approve this Plan (the "**162(m) Term**").

5.2.7 ***Compensation Limitations.*** The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person during the term of this Plan pursuant to Qualifying Options and Qualifying SARs may not exceed the Share Limit. The maximum aggregate number of shares of Common Stock that may be issued to any Eligible Person pursuant to Performance-Based Awards granted during the 162(m) Term (other than cash awards granted pursuant to Section 5.1.6 and Qualifying Options or Qualifying SARs) may not exceed the Share Limit. The maximum amount that may be paid to any Eligible Person pursuant to Performance-Based Awards granted pursuant to Sections 5.1.6 (cash awards) during the 162(m) Term may not exceed $1,000,000. The limitations set forth in this Section 5.2.7 shall be proportionally adjusted upon the occurrence of a Plan Increase Event as described in Section 4.2 herein.

5.3 ***Award Agreements.*** Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 ***Deferrals and Settlements.*** Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares. All mandatory or elective deferrals of the issuance of shares of Common Stock or the settlement of cash awards shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.5 ***Consideration for Common Stock or Awards.*** The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator and subject to compliance with applicable laws, including, without limitation, one or a combination of the following methods:

- services rendered by the recipient of such award;
- cash, check payable to the order of the Corporation, or electronic funds transfer;
- notice and third party payment in such manner as may be authorized by the Administrator;

- the delivery of previously owned shares of Common Stock that are fully vested and unencumbered;
- by a reduction in the number of shares otherwise deliverable pursuant to the award; or
- subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery (or such other period as may be required by the Administrator in order to avoid adverse accounting treatment). Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant's ability to pay the purchase or exercise price of any award by any method other than cash payment to the Corporation.

5.6 ***Definition of Fair Market Value.*** For purposes of this Plan "**Fair Market Value**" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price for a share of Common Stock on the trading day immediately before the grant date, as furnished by the NASDAQ Stock Market or other principal stock exchange on which the Common Stock is then listed for the date in question, or if the Common Stock is not listed on a principal stock exchange, then by the Over-the-Counter Bulletin Board or OTC Markets. If the Common Stock is not listed on the NASDAQ Capital Market or listed on a principal stock exchange or is no longer actively traded on the Over-the-Counter Bulletin Board or OTC Markets as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7 ***Transfer Restrictions.***

5.7.1 ***Limitations on Exercise and Transfer.*** Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 ***Exceptions.*** The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 ***Further Exceptions to Limits on Transfer.*** The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation,

(b) the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 ***International Awards.*** One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may, if deemed necessary or advisable by the Administrator, be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

5.9 ***Vesting***. Subject to Section 5.1.2 hereof, awards shall vest at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant; *provided, however*, that in the absence of any award vesting periods designated by the Administrator at the time of grant in the applicable award agreement, awards shall vest as to one-third of the total number of shares subject to the award on each of the first, second and third anniversaries of the date of grant.

6. EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 ***Termination of Employment.***

6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.1.2 For awards of stock options or SARs, unless the award agreement provides otherwise, the exercise period of such options or SARs shall expire: (1) three months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary (provided; however, that in the event of the participant's death during this period, those persons entitled to exercise the option or SAR pursuant to the laws of descent and distribution shall have one year following the date of death within which to exercise such option or SAR); (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon a participant's termination for "cause". The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant's termination is for "cause."

If not defined in the applicable award agreement, "**Cause**" shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs participant's ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Corporation after a Change in Control , including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful instructions of the person or body to which participant reports; or

(v) gross negligence or willful misconduct in the performance of participant's assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of participant's job objectives.

6.1.3 For awards of restricted shares, unless the award agreement provides otherwise, restricted shares that are subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; *provided that,* the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted shares shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted shares. Similar rules shall apply in respect of RSUs.

6.2 ***Events Not Deemed Terminations of Service.*** Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 ***Effect of Change of Subsidiary Status.*** For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7. ADJUSTMENTS; ACCELERATION

7.1 ***Adjustments.*** Upon or in contemplation of any of the following events described in this Section 7.1,: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split ("**stock split**"); any merger, arrangement, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall in such manner, to such extent and at such time as it deems appropriate and equitable in the circumstances (but subject to compliance with applicable laws and stock exchange requirements) proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, and (5) the 162(m) compensation limitations set forth in Section 5.2.7 and (subject to Section 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)). Any adjustment made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

7.2 ***Change in Control.*** Upon a Change in Control, each then-outstanding option and SAR shall automatically become fully vested, all restricted shares then outstanding shall automatically fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall automatically become vested and payable to the

holder of such award **unless** the Administrator has made appropriate provision for the substitution, assumption, exchange or other continuation of the award pursuant to the Change in Control. Notwithstanding the foregoing, the Administrator, in its sole and absolute discretion, may choose (in an award agreement or otherwise) to provide for full or partial accelerated vesting of any award upon a Change In Control (or upon any other event or other circumstance related to the Change in Control, such as an involuntary termination of employment occurring after such Change in Control, as the Administrator may determine), irrespective of whether such any such award has been substituted, assumed, exchanged or otherwise continued pursuant to the Change in Control.

For purposes of this Plan, "**Change in Control**" shall be deemed to have occurred if:

(i) a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Corporation, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates;

(ii) the Corporation shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates;

(iii) the Corporation shall sell substantially all of its assets to another entity that is not wholly owned by the Corporation, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to such transaction), any employee benefit plan of the Corporation or its Subsidiaries and their affiliates; or

(iv) a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Corporation (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Corporation (as of the time immediately prior to the first acquisition of such securities by such Person), any employee benefit plan of the Corporation or its Subsidiaries, and their affiliates.

For purposes of this Section 5(c), ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Exchange Act. In addition, for such purposes, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (iv) above that a Person must acquire more than 50% of the outstanding voting securities of the Corporation for a Change in Control to have occurred if the Administrator determines that the percentage acquired by a person is significant (as determined by the Administrator in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.3 ***Early Termination of Awards***. Any award that has been accelerated as required or permitted by Section 7.2 upon a Change in Control (or would have been so accelerated but for Section 7.4 or 7.5) shall terminate upon such event, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their

terms before the termination of such awards (except that in no case shall more than ten days' notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

The Administrator may make provision for payment in cash or property (or both) in respect of awards terminated pursuant to this section as a result of the Change in Control and may adopt such valuation methodologies for outstanding awards as it deems reasonable and, in the case of options, SARs or similar rights, and without limiting other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

7.4 ***Other Acceleration Rules***. Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal and stock exchange requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to the acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, and/or 7.5 by express provision in the award agreement or otherwise. The portion of any ISO accelerated pursuant to Section 7.2 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.5 ***Possible Rescission of Acceleration***. If the vesting of an award has been accelerated expressly in anticipation of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; *provided, that*, in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.

8. OTHER PROVISIONS

8.1 ***Compliance with Laws***. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any applicable stock exchange listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 ***Future Awards/Other Rights***. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 ***No Employment/Service Contract***. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 ***Plan Not Funded***. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards.

No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 ***Tax Withholding.*** Upon any exercise, vesting, or payment of any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash to the participant (or the participant's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6 ***Effective Date, Termination and Suspension, Amendments.***

8.6.1 ***Effective Date and Termination.*** This Plan was approved by the Board and became effective on March [__], 2016. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on March [__], 2026. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 ***Board Authorization.*** The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 ***Stockholder Approval.*** To the extent then required by applicable law or any applicable stock exchange or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, this Plan and any amendment to this Plan shall be subject to stockholder approval.

8.6.4 ***Amendments to Awards.*** Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 ***Limitations on Amendments to Plan and Awards.*** No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation

under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 ***Privileges of Stock Ownership.*** Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 ***Governing Law; Construction; Severability.***

8.8.1 ***Choice of Law.*** This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Nevada.

8.8.2 ***Severability.*** If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 ***Plan Construction.***

(a) *Rule 16b-3.* It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) *Section 162(m).* Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(c) *Code Section 409A Compliance.* The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements ("**Section 409A**") to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant's award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant. Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under Section 409A and neither the Company nor the Administrator will have any liability to any participant for such tax or penalty.

(d) *No Guarantee of Favorable Tax Treatment.* Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any

other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan

8.9 ***Captions.*** Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 ***Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.*** Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, arrangement, business combination, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan, except as may otherwise be provided by the Administrator at the time of such assumption or substitution or as may be required to comply with the requirements of any applicable stock exchange.

8.11 ***Non-Exclusivity of Plan.*** Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 ***No Corporate Action Restriction.*** The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, arrangement, business combination, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 ***Other Corporation Benefit and Compensation Programs.*** Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing or except as otherwise specifically set forth in the terms and conditions of such other employee welfare or benefit plan or arrangement. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14 ***Prohibition on Repricing.*** Subject to Section 4, the Administrator shall not, without the approval of the stockholders of the Corporation (i) reduce the exercise price, or cancel and reissue options so as to in effect reduce the exercise price or (ii) change the manner of determining the exercise price so that the exercise price is less than the fair market value per share of Common Stock.

As adopted by the Board of Directors of U.S. Gold Corp. on March [__], 2016.